For Release: November 8, 2011
Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Phil Morgan, 402.458.3038

Nelnet, Inc. supplemental financial information for the third quarter 2011
(All dollars are in thousands, except per share amounts, unless otherwise noted)

The following information should be read in connection with Nelnet, Inc.'s (the “Company's”) press release for third quarter 2011 earnings, dated November 8, 2011, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

This earnings supplement contains forward-looking statements and information that are based on management's current expectations as of the date of this document.  Statements that are not historical facts, including statements about the Company's plans and expectations for future financial condition, results of operations or economic performance, or that address management's plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements. The words “may,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “assume,” “forecast,” “will,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements.

The forward-looking statements are based on assumptions and analyses made by management in light of management's experience and its perception of historical trends, current conditions, expected future developments, and other factors that management believes are appropriate under the circumstances. These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements.  These risks and uncertainties are described in the “Risk Factors” section included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and the discussion of risks and uncertainties set forth elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent Quarterly Reports on Form 10-Q and include such risks and uncertainties as:

•
risks related to the Company's student loan portfolio, such as interest rate basis and repricing risk resulting from the fact that the interest rate characteristics of the Company's student loan assets do not match the interest rate characteristics of the funding for those assets, the risk of loss of floor income on certain student loans originated under the Federal Family Education Loan Program (the “FFEL Program” or “FFELP”) of the U.S. Department of Education (the “Department”), risks related to the use of derivatives to manage exposure to interest rate fluctuations, and potential losses from loan defaults, changes in prepayment rates, guaranty rates, loan floor rates, and credit spreads;

•
risks related to the Company's liquidity and funding requirements, including the Company's ability to maintain credit facilities or obtain new facilities, the ability of lenders under the Company's credit facilities to fulfill their lending commitments under these facilities, the Company's ability to satisfy debt obligations secured by student loan assets and related collateral, and changes in the general interest rate environment and in the securitization markets for education loans which may increase the costs or limit the availability of financings necessary to purchase, refinance, or continue to carry education loans;

•
risks from changes in the student loan and educational credit and services marketplace resulting from the implementation of, or changes in, applicable laws, regulations, and government programs, including the discontinuance of private sector student loan originations under the FFEL Program effective July 1, 2010, the uncertain nature of the potential impact of the Department's new loan consolidation program, and the Company's ability to maintain its loan servicing contract with the Department to service federally-owned student loans and to comply with servicing agreements with third party customers for the service of loans under the Federal Direct Loan and FFEL Programs;

•	risks from changes in the demand or preferences for educational financing and related services by educational institutions, students, and their families;

•	uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations;

•
risks associated with litigation, complex government regulations, changes in general economic conditions, which have recently led to higher rates of student loan defaults, changes in credit market conditions, and related party transactions; and

•	uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the Company's consolidated financial statements.

All forward-looking statements contained in this earnings supplement are qualified by these cautionary statements and are made only as of the date of this document. Although the Company may from time to time voluntarily update or revise its prior forward-looking statements to reflect actual results or changes in the Company's expectations, the Company disclaims any commitment to do so except as required by securities laws.

Reclassifications

Certain amounts previously reported within operating expenses have been reclassified to conform to the current period presentation. These reclassifications include:

•
Reclassifying “professional and other services,” “occupancy and communications,” “postage and distribution,” “advertising and marketing,” and “trustee and other debt related fees” to “other” operating expenses.

•	Reclassifying student list amortization, which was previously included in “advertising and marketing,” to “depreciation and amortization.”

The reclassifications had no effect on consolidated net income or consolidated assets and liabilities.

Condensed Consolidated Statements of Operations

	Three months ended			Nine months ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income:
Loan interest	$158,809	146,827	171,208	452,983	490,158
Amortization/accretion of loan premiums and
deferred origination costs, net	(1,854)	(7,893)	(11,921)	(19,736)	(40,551)
Investment interest	672	856	1,169	2,254	3,474
Total interest income	157,627	139,790	160,456	435,501	453,081

Interest expense:
Interest on bonds and notes payable	60,866	51,054	68,243	164,227	178,345

Net interest income	96,761	88,736	92,213	271,274	274,736
Less provision for loan losses	5,250	5,250	5,500	14,250	16,700

Net interest income after provision for loan losses	91,511	83,486	86,713	257,024	258,036

Other income (expense):
Loan and guaranty servicing revenue	37,927	37,389	33,464	110,952	106,510
Tuition payment processing and campus
commerce revenue	16,774	14,761	14,527	50,904	44,704
Enrollment services revenue	35,505	32,315	36,439	101,688	105,113
Software services revenue	4,622	4,346	4,624	13,745	14,467
Other income	3,931	6,826	9,432	17,249	25,188
Gain on sale of loans and debt repurchases	—	—	9,885	8,307	28,821
Derivative market value and foreign currency
adjustments	(13,888)	(16,813)	(32,805)	(29,585)	(35,931)
Derivative settlements, net	257	(3,522)	(2,586)	(7,417)	(8,386)
Total other income	85,128	75,302	72,980	265,843	280,486

Operating expenses:
Salaries and benefits	44,132	42,881	41,085	130,925	122,691
Litigation settlement	—	—	55,000	—	55,000
Cost to provide enrollment services	23,825	22,140	23,709	68,804	69,845
Depreciation and amortization	7,917	6,769	9,025	21,462	29,536
Restructure expense	—	—	4,751	—	6,020
Other expenses	28,904	28,767	26,717	83,776	89,120
Total operating expenses	104,778	100,557	160,287	304,967	372,212

Income (loss) before income taxes	71,861	58,231	(594)	217,900	166,310
Income tax (expense) benefit	(24,410)	(21,106)	226	(78,444)	(62,363)
Net income (loss)	$47,451	37,125	(368)	139,456	103,947

Earnings (loss) per common share:
Net earnings (loss) - basic	$0.98	0.76	(0.01)	2.88	2.09
Net earnings (loss) - diluted	$0.98	0.76	(0.01)	2.87	2.08

Weighted average shares outstanding:
Basic	48,059,747	48,302,779	48,938,333	48,177,539	49,460,625
Diluted	48,253,888	48,488,046	48,938,333	48,367,923	49,663,505

Condensed Consolidated Balance Sheets

	As of	As of	As of
	September 30, 2011	December 31, 2010	September 30, 2010
	(unaudited)		(unaudited)
Assets:
Student loans receivable, net	$24,641,614	23,948,014	24,436,162
Student loans receivable - held for sale	—	84,987	2,109,440
Cash, cash equivalents, and investments (trading securities)	141,928	327,037	349,443
Restricted cash and investments	653,518	757,285	747,234
Goodwill	117,118	117,118	143,717
Intangible assets, net	33,074	38,712	43,352
Other assets	648,975	620,739	757,231
Total assets	26,236,227	25,893,892	28,586,579

Liabilities:
Bonds and notes payable	24,926,512	24,672,472	27,391,188
Other liabilities	298,232	314,787	350,777
Total liabilities	25,224,744	24,987,259	27,741,965

Shareholders' equity	1,011,483	906,633	844,614
Total liabilities and shareholders' equity	$26,236,227	25,893,892	28,586,579

OVERVIEW

The Company is an innovative education services company focused primarily on providing fee-based processing services and quality education-related products and services in four core areas: loan financing, loan servicing, payment processing, and enrollment services (education planning). These products and services help students and families plan, prepare, and pay for their education and make the administrative and financial processes more efficient for schools and financial organizations. In addition, the Company earns net interest income on a portfolio of federally insured student loans.

The Company has certain business objectives in place that include:

•	Continue to grow and diversify fee-based revenue

•	Manage operating costs

•	Maximize the value of existing portfolio

•	Use liquidity to capitalize on market opportunities

Achieving these business objectives, as well as significant legislation changes in the student loan industry as discussed below, has impacted and will continue to impact the financial condition and operating results of the Company.

Legislative Impact on Operating Results

The Company has a portfolio of student loans in which it earns net interest income. These loans were originated and acquired by the Company under the FFEL Program.

On March 30, 2010, President Obama signed into law the Reconciliation Act of 2010.  Effective July 1, 2010, this law prohibits new loan originations under the FFEL Program and requires that all new federal loan originations be made through the Federal Direct Loan Program.  The new law does not alter or affect the terms and conditions of existing FFELP loans.

As a result of the Reconciliation Act of 2010, effective July 1, 2010, the Company no longer originates new FFELP loans. In addition, as a result of this legislation, net interest income on the Company’s existing FFELP loan portfolio, as well as fee-based revenue from guarantee and third party FFELP servicing, will decline over time as the Company’s customers’ FFELP loan portfolios are paid down.

Due to the legislative changes in the student loan industry, the Company believes there will be opportunities to purchase FFELP loan portfolios and/or expand its current level of guarantee and third party FFELP servicing volume on behalf of current FFELP participants looking to adjust their FFELP businesses.  For example, during the first nine months of 2011, the Company purchased $2.7 billion of FFELP student loans.

In addition, on October 25, 2011, The White House and the Department announced a short-term consolidation program to eligible student loan borrowers. The Department's program will allow student loan borrowers with at least one legacy FFELP loan and at least one federal student loan owned by the Department to convert those loans to Special Direct Consolidation Loans under the Federal Direct Loan Program. The Company currently owns approximately $3 billion of FFEL Program loans that the Company believes will be eligible for the new program. This program could reduce the Company's FFEL Program student loan portfolio and related net interest income.

Continue to Grow and Diversify Fee-Based Revenue

The Company has expanded products and services generated from businesses that are not dependent upon the FFEL Program, thereby reducing legislative and political risk related to the education lending industry. Revenues from these businesses are primarily generated from products and services offered in the Company’s Tuition Payment Processing and Campus Commerce and Enrollment Services operating segments. In addition, in September 2009, the Company began servicing federally-owned student loans for the Department. The amount of federally-owned student loans originated through the Direct Loan Program is expected to increase substantially, which will lead to an increase in servicing volume and related revenue for the Company. Revenue earned from servicing federally-owned student loans is included in the Student Loan and Guaranty Servicing operating segment. A summary of revenue from the Company’s fee-based businesses is shown below.

	Three months ended September 30,
	2011	2010	$ Change	% Change
Student Loan and Guaranty Servicing (a)	$42,564	38,101	4,463	11.7%
Tuition Payment Processing and Campus Commerce	16,785	14,539	2,246	15.4%
Enrollment Services (b)	35,505	36,439	(934)	(2.6)%
Total revenue from fee-based businesses	$94,854	89,079	5,775	6.5%

	Nine months ended September 30,
	2011	2010	$ Change	% Change
Student Loan and Guaranty Servicing (a)	$124,739	121,793	2,946	2.4%
Tuition Payment Processing and Campus Commerce	50,923	44,728	6,195	13.9%
Enrollment Services (b)	101,688	105,113	(3,425)	(3.3)%
Total revenue from fee-based businesses	$277,350	271,634	5,716	2.1%

(a)
The Student Loan and Guaranty Servicing operating segment included $8.6 million and $5.3 million of revenue earned from rehabilitation collections on defaulted loans for the three months ended September 30, 2011 and 2010, respectively, and $24.2 million and $27.6 million for the nine months ended September 30, 2011 and 2010, respectively.

(b)	Enrollment services revenue has been negatively affected by the current regulatory uncertainty in the for-profit college industry, which has caused schools to decrease spending on marketing efforts.

As shown below, the Company's revenue and income before taxes related to its fee-based operating segments continues to increase. The table below includes the consolidated operating results of the Company excluding the Asset Generation and Management Operating segment. Thus, the below table reflects the operating results of the Company as if it was not generating any earnings from its student loan portfolio.

Income (loss) before taxes (a)
($5 million)	$67 million	$80 million

(a)
Excludes restructure and impairment expenses and a litigation settlement charge recognized in 2010. See the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for additional information on total operating expenses by segment and these adjustments thereto.

The Company's revenue and income before taxes related to its fee-based operating segments for the nine months ended September 30, 2011 was $336 million and $61 million, respectively.

Hosted Servicing Software Revenue

The Company offers a hosted servicing software solution that can be used by third parties to service various types of student loans, including Federal Direct Loan Program and FFEL Program loans. Currently, including a contract with an incumbent Direct Loan Program service provider, the Company has agreements with third parties to add more than 12 million borrowers to its hosted servicing software solution. The Company does not provide servicing of loans as part of these agreements. In October 2011, the Company began hosting student loan servicing volume on its servicing software platforms. As of October 31, 2011, more than 9.5 million borrowers were hosted on these platforms. The Company will begin to recognize this additional software services revenue in the fourth quarter of 2011.

Manage Operating Costs

Excluding a litigation settlement and restructuring charges recognized in 2010, operating expenses increased $4.2 million (4.2%) for the three months ended September 30, 2011 and decreased $6.2 million (2.0%) for the nine months ended September 30, 2011 compared to the same periods in 2010 as shown below.

	Three months ended September 30,		Change
	2011	2010	$	%
Salaries and benefits	$44,132	41,085	3,047	7.4%
Cost to provide enrollment services	23,825	23,709	116	0.5
Depreciation and amortization	7,917	9,025	(1,108)	(12.3)
Other expenses	28,904	26,717	2,187	8.2
Total operating expenses, excluding litigation settlement and restructure expense	104,778	100,536	$4,242	4.2%
Litigation settlement	—	55,000
Restructure expense	—	4,751
Total operating expenses	$104,778	160,287

	Nine months ended September 30,		Change
	2011	2010	$	%
Salaries and benefits	$130,925	122,691	8,234	6.7%
Cost to provide enrollment services	68,804	69,845	(1,041)	(1.5)
Depreciation and amortization	21,462	29,536	(8,074)	(27.3)
Other expenses	83,776	89,120	(5,344)	(6.0)
Total operating expenses, excluding litigation settlement and restructure expense	304,967	311,192	$(6,225)	(2.0)%
Litigation settlement	—	55,000
Restructure expense	—	6,020
Total operating expenses	$304,967	372,212

Maximize the Value of Existing Portfolio

Fixed rate floor income

Loans originated prior to April 1, 2006 generally earn interest at the higher of a floating rate based on the Special Allowance Payment or the SAP formula set by the Department and the borrower rate, which is fixed over a period of time.  The SAP formula is based on an applicable indice plus a fixed spread that is dependent upon when the loan was originated, the loan’s repayment status, and funding sources for the loan.  The Company generally finances its student loan portfolio with variable rate debt.  In low and/or declining interest rate environments, when the fixed borrower rate is higher than the rate produced by the SAP formula, the Company’s student loans earn at a fixed rate while the interest on the variable rate debt typically continues to decline.  In these interest rate environments, the Company earns additional spread income that it refers to as floor income.  For loans where the borrower rate is fixed to term, the Company earns floor income for an extended period of time, which the Company refers to as fixed rate floor income.

A summary of fixed rate floor income is summarized below.

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Fixed rate floor income, gross	$44,080	38,263	121,126	112,731
Derivative settlements (a)	(3,482)	(4,040)	(16,045)	(12,183)
Fixed rate floor income, net	$40,598	34,223	105,081	100,548

Fixed rate floor income contribution to spread, net	0.65%	0.51%	0.59%	0.53%

(a)	Includes settlement payments on derivatives used to hedge student loans earning fixed rate floor income.

The high levels of fixed rate floor income earned during 2011 and 2010 are due to historically low interest rates.  If interest rates remain low, the Company anticipates continuing to earn significant fixed rate floor income in future periods.

Future Cash Flow from Portfolio

The majority of the Company’s portfolio of student loans is funded in asset-backed securitizations that are structured to substantially match the maturity of the funded assets, thereby minimizing liquidity risk. In addition, due to (i) the difference between the yield the Company receives on the loans and cost of financing within these transactions, and (ii) the excess servicing and administration fees the Company earns from these transactions, the Company has created a portfolio that will generate earnings and significant cash flow over the life of these transactions.

As of September 30, 2011, based on cash flow models developed to reflect management’s current estimate of, among other factors, prepayments, defaults, deferment, forbearance, and interest rates, the Company currently expects future undiscounted cash flows from its portfolio to be approximately $1.83 billion as detailed below.  The $1.83 billion includes approximately $330 million (as of September 30, 2011) of overcollateralization included in the asset-backed securitizations.  These excess net asset positions are reflected variously in the following balances on the consolidated balance sheet:  "student loans receivable," "restricted cash and investments," and "accrued interest receivable."

The forecasted cash flow presented below includes all loans currently funded in asset-backed securitizations.  As of September 30, 2011, the Company had $21.5 billion of loans included in asset-backed securitizations, which represented 87 percent of its total FFELP student loan portfolio. The forecasted cash flow does not include cash flows that the Company expects to receive related to loans funded through the Department of Education’s Conduit Program and other warehouse facilities or loans originated and/or acquired subsequent to September 30, 2011.

(a)	The Company uses various assumptions, including prepayments and future interest rates, when preparing its cash flow forecast. These assumptions are further discussed below.

Prepayments:  The primary variable in establishing a life of loan estimate is the level and timing of prepayments. Prepayment rates equal the percentage of loans that prepay annually as a percentage of the beginning of period balance, net of scheduled principal payments.  A number of factors can affect estimated prepayment rates, including the level of consolidation activity and default rates.  Should any of these factors change, management may revise its assumptions, which in turn would impact the projected future cash flow. The Company’s cash flow forecast above assumes prepayment rates that are generally consistent with those utilized in the Company’s recent asset-backed securities transactions. If management used a prepayment rate assumption two times greater than what was used to forecast the cash flow, the cash flow forecast would be reduced by approximately $370 million to $430 million.

On October 25, 2011, The White House and the Department announced a short-term consolidation program to eligible student loan borrowers. The Department's program will allow student loan borrowers with at least one legacy FFELP loan and at least one federal student loan owned by the Department to convert those loans to Special Direct Consolidation Loans under the Federal Direct Loan Program. The Company currently owns approximately $3 billion of FFEL Program loans that the Company believes will be eligible for the new program, of which approximately $2 billion are permanently funded in asset-backed securitizations, and the forecased cash flows from these loans are included in the table above. This program could increase the prepayments on the loans eligible for this program and decrease the forecasted cash flows.

Interest rates:  The Company funds the majority of its student loans with three-month LIBOR (“LIBOR”) indexed floating rate securities.  Meanwhile, the interest earned on the Company’s student loan assets are indexed primarily to a commercial paper rate (“CP”).  The different interest rate characteristics of the Company’s loan assets and liabilities funding these assets result in basis risk.  The Company’s cash flow forecast assumes LIBOR will exceed CP by 12 basis points for the life of the portfolio, which approximates the historical relationship between these indices.  If the forecast is computed assuming a spread of 24 basis points between CP and LIBOR for the life of the portfolio, the cash flow forecast would be reduced by approximately $80 million to $120 million.

The Company uses the current forward interest rate yield curve to forecast cash flows.  A change in the forward interest rate curve would impact the future cash flows generated from the portfolio.  An increase in future interest rates will reduce the amount of fixed rate floor income the Company is currently receiving.  The Company attempts to mitigate the impact of a rise in short-term rates by hedging interest rate risks. As of September 30, 2011, the net fair value of the Company’s interest rate derivatives used to hedge loans earning fixed rate floor income was a liability of $25.8 million.

Use Liquidity to Capitalize on Market Opportunities

The Company has used and will continue to use its improved liquidity position to capitalize on market opportunities, including FFELP student loan acquisitions; strategic acquisitions and investments in its core business areas of loan financing, loan servicing, payment processing, and enrollment services (education planning); and capital management initatives, including stock repurchases, debt repurchases, and dividend distributions.

During 2011, the Company has used its improved liquidity to accomplish the following items:

•	FFELP Student Loan Acquisitions

-	Purchased $2.7 billion of FFELP student loans through September 30, 2011

•	Acquisitions and Investments in Core Business Areas

-	Purchased contracts with more than 370 K-12 schools to provide tuition payment plan services

•	Capital Management

-	Repurchased 1.1 million shares of common stock through September 30, 2011 for $21.1 million ($18.83 per share)

-	Repurchased $74.8 million notional amount of debt through September 30, 2011 recognizing a gain of $7.0 million

-	Raised the quarterly dividend paid on the Company’s common stock to $0.10 per share ($13.1 million of dividends paid through September 30, 2011)

Non-GAAP Performance Measures

In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), the Company prepares financial statements in accordance with generally accepted accounting principles (“GAAP”). In addition to evaluating the Company's GAAP-based financial information, management also evaluates the Company on a non-GAAP performance measure referred to as “base net income”. While “base net income” is not a substitute for reported results under GAAP, the Company provides “base net income” as additional information regarding its financial results.

“Base net income” is the primary financial performance measure used by management to develop financial plans, establish corporate performance targets, allocate resources, track results, evaluate performance, and determine incentive compensation. The Company's board of directors utilizes “base net income” to set performance targets and evaluate management's performance. The Company also believes analysts, rating agencies, and creditors use “base net income” in their evaluation of the Company's results of operations. While “base net income” is not a substitute for reported results under GAAP, the Company utilizes “base net income” in operating its business because “base net income” permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the Company's performance that arises from certain items that are primarily affected by factors beyond the control of management. Management believes “base net income” provides additional insight into the financial performance of the core business activities of the Company's operations.

The following table provides a reconciliation of GAAP net income to “base net income.”

	Three months ended			Nine months ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
GAAP net income (loss)	$47,451	37,125	(368)	139,456	103,947
Base adjustments:
Derivative market value and foreign currency adjustments	13,888	16,813	32,805	29,585	35,931
Amortization of intangible assets	4,490	3,959	5,355	12,425	18,103
Total base adjustments before income taxes	18,378	20,772	38,160	42,010	54,034
Net tax effect	(6,984)	(7,893)	(14,501)	(15,964)	(20,533)
Total base adjustments	11,394	12,879	23,659	26,046	33,501
Base net income	$58,845	50,004	23,291	165,502	137,448

Earnings (loss) per share:
GAAP net income (loss)	$0.98	0.76	(0.01)	2.88	2.09
Total base adjustments before two-class method of computing earnings per share (a)	—	—	—	0.01	0.01
Total base adjustments	0.24	0.28	0.48	0.54	0.68
Base net income	$1.22	1.04	0.47	3.43	2.78

(a)
The two-class method requires the calculation of separate earnings per share amounts for unvested share-based awards and for common stock. Unvested share-based awards that contain nonforfeitable rights to dividends are considered securities which participate in undistributed earnings with common stock. GAAP net earnings per share in the above table represents earnings per share attributable to common shareholders. The adjustment to base net income reflects the earnings allocated to holders of unvested restricted stock awards.

The following table summarizes the impact to “base net income” from a litigation settlement and restructure charges recognized by the Company in 2010.

	Three months ended			Nine months ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Base net income	$58,845	50,004	23,291	165,502	137,448
Adjusted base adjustments:
Litigation settlement	—	—	55,000	—	55,000
Restructure expense	—	—	4,751	—	6,020
Adjusted base adjustments before income taxes	—	—	59,751	—	61,020
Net tax effect	—	—	(22,705)	—	(23,187)
Total adjusted base adjustments	—	—	37,046	—	37,833
Total base adjustments before settlement and restructure expense (net of tax)	$58,845	50,004	60,337	165,502	175,281

Earnings per share:
Base net income	$1.22	1.04	0.47	3.43	2.78
Total adjusted base adjustments	—	—	0.76	—	0.76
Base net income, excluding litigation settlement and restructure expense (net of tax)	$1.22	1.04	1.23	3.43	3.54

Limitations of Base Net Income

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons discussed above, management believes that “base net income” is an important additional tool for providing a more complete understanding of the Company's results of operations. Nevertheless, “base net income” is subject to certain general and specific limitations that investors should carefully consider. For example, as stated above, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting. The Company's “base net income” is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies. Investors, therefore, may not be able to compare the Company's performance with that of other companies based upon “base net income.” “Base net income” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely monitored and used by the Company's management and board of directors to assess performance and information which the Company believes is important to analysts, rating agencies, and creditors.

Other limitations of “base net income” arise from the specific adjustments that management makes to GAAP results to derive “base net income” results. These differences are described below.

Differences between GAAP and Base Net Income

Management's financial planning and evaluation of operating results does not take into account the following items because their volatility and/or inherent uncertainty affect the period-to-period comparability of the Company's results of operations. A more detailed discussion of the differences between GAAP and “base net income” follows.

Derivative market value and foreign currency adjustments

“Base net income” excludes the periodic unrealized gains and losses that are caused by the change in fair value on derivatives used in the Company's risk management strategy in which the Company does not qualify for “hedge treatment” under GAAP. As such, the Company recognizes changes in fair value of derivative instruments currently in earnings. The Company maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. Derivative instruments primarily used by the Company to manage interest rate risks include interest rate swaps and basis swaps. Management has structured the majority of the Company's derivative transactions with the intent that each is economically effective. However, the Company does not qualify its derivatives for “hedge treatment,” and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. The Company believes these point-in-time estimates of asset and liability values that are subject to interest rate fluctuations make it difficult to evaluate the ongoing results of operations against its business plan and affect the period-to-period comparability of the results of operations. Included in “base net income” are the economic effects of the Company's derivative instruments, which includes any cash paid or received being recognized as an expense or revenue upon actual derivative settlements. These settlements are included in “derivative settlements, net” on the attached condensed consolidated statements of operations.

“Base net income” excludes the foreign currency transaction gains or losses caused by the re-measurement of the Company's Euro-denominated bonds to U.S. dollars. In connection with the issuance of the Euro-denominated bonds, the Company has entered into cross-currency interest rate swaps. Under the terms of these agreements, the principal payments on the Euro-denominated notes will effectively be paid at the exchange rate in effect between the U.S. dollar and Euro at the issuance date of the bonds. The cross-currency interest rate swaps also convert the floating rate paid on the Euro-denominated bonds (EURIBOR index) to an index based on LIBOR. Included in “base net income” are the economic effects of any cash paid or received being recognized as an expense or revenue upon actual settlements of the cross-currency interest rate swaps. These settlements are included in “derivative settlements, net” on the attached condensed consolidated statements of income. However, the gains or losses caused by the re-measurement of the Euro-denominated bonds to U.S. dollars and the change in market value of the cross-currency interest rate swaps are excluded from “base net income” as the Company believes the point-in-time estimates of value that are subject to currency rate fluctuations related to these financial instruments make it difficult to evaluate the ongoing results of operations against the Company's business plan and affect the period-to-period comparability of the results of operations. The re-measurement of the Euro-denominated bonds generally correlates with the change in fair value of the cross-currency interest rate swaps. However, the Company will experience unrealized gains or losses related to the cross-currency interest rate swaps if the two underlying indices (and related forward curve) do not move in parallel.

The gains and/or losses included in “derivative market value and foreign currency adjustments” on the attached condensed consolidated statements of income are primarily caused by interest rate and currency volatility, as well as the volume and terms of derivatives not receiving hedge treatment. “Base net income” excludes these unrealized gains and losses and isolates the effect of interest rate and currency volatility related to the fair value of such instruments during the period. Under GAAP, the effects of these factors on the fair value of the derivative instruments (but not the underlying hedged item) tend to show more volatility in the short term.

Amortization of intangible assets

“Base net income” excludes the amortization of acquired intangibles, which arises primarily from the acquisition of definite life intangible assets in connection with the Company's business and asset acquisitions, since the Company feels that such charges do not drive the Company's operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations.

Operating Segments

The Company earns fee-based revenue through its Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, and Enrollment Services operating segments. In addition, the Company earns net interest income on its student loan portfolio in its Asset Generation and Management operating segment. The Company’s operating segments are defined by the products and services they offer and the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management.

The accounting policies of the Company’s operating segments are the same as those described in note 2 in the notes to the consolidated financial statements included in the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2010. Intersegment revenues are charged by a segment to another segment that provides the product or service.  Intersegment revenues and expenses are included within each segment consistent with the income statement presentation provided to management.  Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information. The Company allocates certain corporate overhead expenses to the individual operating segments.  These expenses include certain corporate activities related to executive management, human resources, accounting, legal, occupancy, and marketing. These costs are allocated to each operating segment based on estimated use of such activities and services.

The management reporting process measures the performance of the Company’s operating segments based on the management structure of the Company as well as the methodology used by management to evaluate performance and allocate resources.  Management, including the Company’s chief operating decision maker, evaluates the performance of the Company’s operating segments based on their profitability.  As discussed further below, management measures the profitability of the Company’s operating segments based on “base net income.”  Accordingly, information regarding the Company’s operating segments is provided based on “base net income.”  The Company’s “base net income” is not a defined term within generally accepted accounting principles (“GAAP”) and may not be comparable to similarly titled measures reported by other companies.  Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.

Fee-Based Operating Segments

Student Loan and Guaranty Servicing

The following are the primary product and service offerings the Company offers as part of its Student Loan and Guaranty Servicing segment:

•	Servicing of FFELP loans

•	Origination and servicing of non-federally insured student loans

•	Servicing federally-owned student loans for the Department of Education

•	Servicing and support outsourcing for guaranty agencies

•	Student loan servicing software and other information technology products and services

The Student Loan and Guaranty Servicing operating segment provides for the servicing of the Company’s student loan portfolios and the portfolios of third parties. The loan servicing activities include loan origination activities, loan conversion activities, application processing, borrower updates, payment processing, due diligence procedures, funds management reconciliations, and claim processing. These activities are performed internally for the Company’s portfolio in addition to generating external fee revenue when performed for third party clients.

In June 2009, the Department of Education named the Company as one of four private sector companies awarded a servicing contract to service federally-owned student loans. In September 2009, the Company began servicing loans under this contract. The contract spans five years with one five-year renewal at the option of the Department.

This operating segment also provides servicing activities for guarantee agencies. These activities include providing software and data center services, borrower and loan updates, default aversion tracking services, claim processing services, and post-default collection services.

This operating segment also develops student loan servicing software, which is used internally by the Company and also licensed to third party student loan holders and servicers. In addition, this operating segment provides information technology products and services with core areas of business in educational loan software solutions, technical consulting services, and Enterprise content management solutions.

Tuition Payment Processing and Campus Commerce

The Company’s Tuition Payment Processing and Campus Commerce operating segment provides products and services to help students and families manage the payment of education costs at all levels (K-12 and higher education).  It also provides innovative education-focused technologies, services, and support solutions to help schools with the everyday challenges of collecting and processing commerce data.

In the K-12 market, the Company offers actively managed tuition payment plans as well as assistance with financial needs assessment, enrollment management, and donor management. The Company offers two principal products to the higher education market: actively managed tuition payment plans and campus commerce technologies and payment processing.

Enrollment Services

The Enrollment Services operating segment offers products and services that are focused on helping colleges recruit and retain students (interactive and list marketing services) and helping students plan and prepare for life after high school (publishing services and resource centers). Interactive marketing products and services include agency of record services, qualified inquiry generation, pay per click, and other marketing management, along with call center solutions. The majority of interactive marketing revenue is derived from fees which are earned through the delivery of qualified inquiries or clicks provided to colleges and universities. List marketing services include providing lists to help higher education institutions and businesses reach the middle school, high school, college bound high school, college, and young adult market places. Publishing services include test preparation study guides, school directories and databases, and career exploration guides.  Resource centers include online courses, scholarship search and selection data, career planning, and on-line information about colleges and universities.

Asset Generation and Management Operating Segment

The Asset Generation and Management Operating Segment includes the acquisition, management, and ownership of the Company’s student loan assets, which has historically been the Company’s largest product and service offering. The Company generates a substantial portion of its earnings from the spread, referred to as the Company’s student loan spread, between the yield it receives on its student loan portfolio and the associated costs to finance such portfolio. The student loan assets are held in a series of education lending subsidiaries designed specifically for this purpose. In addition to the student loan spread earned on its portfolio, all costs and activity associated with managing the portfolio, such as servicing of the assets and debt maintenance are included in this segment.

As a result of legislation (the Reconciliation Act of 2010), effective July 1, 2010, all new federal loan originations are made by the Department of Education through the Direct Loan Program and the Company no longer originates FFELP loans. This legislation does not alter or affect the terms and conditions of existing FFELP loans.

Corporate Activity and Overhead

Corporate Activity and Overhead includes the following items:

•	Income earned on certain investment activities

•	Interest expense incurred on unsecured debt transactions

•	Other products and service offerings that are not considered operating segments

Corporate Activities also includes certain corporate activities and overhead functions related to executive management, human resources, accounting and finance, legal, and marketing. Beginning in 2010, these costs were allocated to each operating segment based on estimated use of such activities and services.

Segment Operating Results – “Base Net Income”

The tables below include the operating results of each of the Company’s operating segments. Management, including the chief operating decision maker, evaluates the Company on certain non-GAAP performance measures that the Company refers to as “base net income” for each operating segment. While “base net income” is not a substitute for reported results under GAAP, the Company relies on “base net income” to manage each operating segment because it believes this measure provides additional information regarding the operational and performance indicators that are most closely assessed by management.

“Base net income” is the primary financial performance measure used by management to develop the Company’s financial plans, track results, and establish corporate performance targets and incentive compensation. Management believes this information provides additional insight into the financial performance of the core business activities of the Company’s operating segments. Accordingly, the tables presented below reflect “base net income,” which is the operating measure reviewed and utilized by management to manage the business. Reconciliations of the segment totals to the Company’s operating results in accordance with GAAP are also included in the tables below.

Income Taxes

For segment reporting, income taxes are applied based on 38% of income (loss) before taxes for each individual operating segment. The difference between the consolidated income tax expense and the sum of taxes calculated for each operating segment is included in income taxes in Corporate Activity and Overhead.

Reclassifications

Certain amounts previously reported within operating expenses have been reclassified to conform to the current period presentation. These reclassifications had no effect on any of the segments’ net income or assets and liabilities.

Segment Operating Results and Reconciliations to GAAP

	Three months ended September 30, 2011
	Fee-Based
	Student Loan and Guaranty Servicing	Tuition Payment Processing and Campus Commerce	Enrollment Services	Total Fee- Based	Asset Generation and Management	Corporate Activity and Overhead	Eliminations	Base Net Income	Adjustments to GAAP Results	GAAP Results of Operations
Total interest income	$15	11	—	26	157,071	1,285	(755)	157,627	—	157,627
Interest expense	—	—	—	—	59,049	2,572	(755)	60,866	—	60,866
Net interest income (loss)	15	11	—	26	98,022	(1,287)	—	96,761	—	96,761
Less provision for loan losses	—	—	—	—	5,250	—	—	5,250	—	5,250
Net interest income (loss)after provision for loan losses	15	11	—	26	92,772	(1,287)	—	91,511	—	91,511
Other income (expense):
Loan and guaranty servicing revenue	37,927	—	—	37,927	—	—	—	37,927	—	37,927
Intersegment servicing revenue	16,622	—	—	16,622	—	—	(16,622)	—	—	—
Tuition payment processing and campus commerce revenue	—	16,774	—	16,774	—	—	—	16,774	—	16,774
Enrollment services revenue	—	—	35,505	35,505	—	—	—	35,505	—	35,505
Software services revenue	4,622	—	—	4,622	—	—	—	4,622	—	4,622
Other income	—	—	—	—	3,694	237	—	3,931	—	3,931
Gain on sale of loans and debt repurchases	—	—	—	—	—	—	—	—	—	—
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	(13,888)	(13,888)
Derivative settlements, net	—	—	—	—	507	(250)	—	257	—	257
Total other income (expense)	59,171	16,774	35,505	111,450	4,201	(13)	(16,622)	99,016	(13,888)	85,128
Operating expenses:
Salaries and benefits	25,335	7,594	6,484	39,413	694	4,025	—	44,132	—	44,132
Cost to provide enrollment services	—	—	23,825	23,825	—	—	—	23,825	—	23,825
Depreciation and amortization	2,005	286	784	3,075	—	352	—	3,427	4,490	7,917
Restructure expense	—	—	—	—	—	—	—	—	—	—
Other	14,420	2,302	2,129	18,851	3,311	6,742	—	28,904	—	28,904
Intersegment expenses, net	1,291	1,166	783	3,240	16,865	(3,483)	(16,622)	—	—	—
Total operating expenses	43,051	11,348	34,005	88,404	20,870	7,636	(16,622)	100,288	4,490	104,778
Income (loss) before income taxes and corporate overhead allocation	16,135	5,437	1,500	23,072	76,103	(8,936)	—	90,239	(18,378)	71,861
Corporate overhead allocation	(963)	(321)	(321)	(1,605)	(1,605)	3,210	—	—	—	—
Income (loss) before income taxes	15,172	5,116	1,179	21,467	74,498	(5,726)	—	90,239	(18,378)	71,861
Income tax (expense) benefit	(5,765)	(1,944)	(448)	(8,157)	(27,902)	4,665	—	(31,394)	6,984	(24,410)
Net income (loss)	$9,407	3,172	731	13,310	46,596	(1,061)	—	58,845	(11,394)	47,451

	Three months ended June 30, 2011
	Fee-Based
	Student Loan and Guaranty Servicing	Tuition Payment Processing and Campus Commerce	Enrollment Services	Total Fee- Based	Asset Generation and Management	Corporate Activity and Overhead	Eliminations	Base Net Income	Adjustments to GAAP Results	GAAP Results of Operations
Total interest income	$12	2	—	14	139,284	1,147	(655)	139,790	—	139,790
Interest expense	—	—	—	—	49,269	2,440	(655)	51,054	—	51,054
Net interest income (loss)	12	2	—	14	90,015	(1,293)	—	88,736	—	88,736
Less provision for loan losses	—	—	—	—	5,250	—	—	5,250	—	5,250
Net interest income (loss) after provision for loan losses	12	2	—	14	84,765	(1,293)	—	83,486	—	83,486
Other income (expense):
Loan and guaranty servicing revenue	37,389	—	—	37,389	—	—	—	37,389	—	37,389
Intersegment servicing revenue	16,793	—	—	16,793	—	—	(16,793)	—	—	—
Tuition payment processing and campus commerce revenue	—	14,761	—	14,761	—	—	—	14,761	—	14,761
Enrollment services revenue	—	—	32,315	32,315	—	—	—	32,315	—	32,315
Software services revenue	4,346	—	—	4,346	—	—	—	4,346	—	4,346
Other income	—	—	—	—	3,997	2,829	—	6,826	—	6,826
Gain on sale of loans and debt repurchases	—	—	—	—	—	—	—	—	—	—
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	(16,813)	(16,813)
Derivative settlements, net	—	—	—	—	(3,274)	(248)	—	(3,522)	—	(3,522)
Total other income (expense)	58,528	14,761	32,315	105,604	723	2,581	(16,793)	92,115	(16,813)	75,302
Operating expenses:
Salaries and benefits	24,731	7,249	5,931	37,911	709	4,261	—	42,881	—	42,881
Cost to provide enrollment services	—	—	22,140	22,140	—	—	—	22,140	—	22,140
Depreciation and amortization	1,336	345	780	2,461	—	349	—	2,810	3,959	6,769
Restructure expense	—	—	—	—	—	—	—	—	—	—
Other	14,605	2,327	2,442	19,374	5,139	4,254	—	28,767	—	28,767
Intersegment expenses, net	1,060	1,118	959	3,137	17,047	(3,391)	(16,793)	—	—	—
Total operating expenses	41,732	11,039	32,252	85,023	22,895	5,473	(16,793)	96,598	3,959	100,557
Income (loss) before income taxes and corporate overhead allocation	16,808	3,724	63	20,595	62,593	(4,185)	—	79,003	(20,772)	58,231
Corporate overhead allocation	(1,233)	(411)	(411)	(2,055)	(2,054)	4,109	—	—	—	—
Income (loss) before income taxes	15,575	3,313	(348)	18,540	60,539	(76)	—	79,003	(20,772)	58,231
Income tax (expense) benefit	(5,917)	(1,259)	132	(7,044)	(23,412)	1,457	—	(28,999)	7,893	(21,106)
Net income (loss)	$9,658	2,054	(216)	11,496	37,127	1,381	—	50,004	(12,879)	37,125

	Three months ended September 30, 2010
	Fee-Based
	Student Loan and Guaranty Servicing	Tuition Payment Processing and Campus Commerce	Enrollment Services	Total Fee-Based	Asset Generation and Management	Corporate Activity and Overhead	Eliminations	Base Net Income	Adjustments to GAAP Results	GAAP Results of Operations
Total interest income	$13	12	—	25	159,752	1,919	(1,240)	160,456	—	160,456
Interest expense	—	—	—	—	64,302	5,181	(1,240)	68,243	—	68,243
Net interest income (loss)	13	12	—	25	95,450	(3,262)	—	92,213	—	92,213
Less provision for loan losses	—	—	—	—	5,500	—	—	5,500	—	5,500
Net interest income (loss) after provision for loan losses	13	12	—	25	89,950	(3,262)	—	86,713	—	86,713
Other income (expense):
Loan and guaranty servicing revenue	33,464	—	—	33,464	—	—	—	33,464	—	33,464
Intersegment servicing revenue	20,022	—	—	20,022	—	—	(20,022)	—	—	—
Tuition payment processing and campus commerce revenue	—	14,527	—	14,527	—	—	—	14,527	—	14,527
Enrollment services revenue	—	—	36,439	36,439	—	—	—	36,439	—	36,439
Software services revenue	4,624	—	—	4,624	—	—	—	4,624	—	4,624
Other income	—	—	—	—	4,710	4,722	—	9,432	—	9,432
Gain on sale of loans and debt repurchases	—	—	—	—	4,963	4,922	—	9,885	—	9,885
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	(32,805)	(32,805)
Derivative settlements, net	—	—	—	—	(2,131)	(455)	—	(2,586)	—	(2,586)
Total other income (expense)	58,110	14,527	36,439	109,076	7,542	9,189	(20,022)	105,785	(32,805)	72,980
Operating expenses:
Salaries and benefits	22,682	6,652	6,142	35,476	1,054	4,615	(60)	41,085	—	41,085
Litigation settlement	—	—	—	—	—	55,000	—	55,000	—	55,000
Cost to provide enrollment services	—	—	23,709	23,709	—	—	—	23,709	—	23,709
Depreciation and amortization	1,362	330	1,624	3,316	—	354	—	3,670	5,355	9,025
Restructure expense	4,751	—	—	4,751	—	—	—	4,751	—	4,751
Other	12,470	2,053	2,556	17,079	2,937	6,701	—	26,717	—	26,717
Intersegment expenses, net	1,166	973	701	2,840	20,295	(3,173)	(19,962)	—	—	—
Total operating expenses	42,431	10,008	34,732	87,171	24,286	63,497	(20,022)	154,932	5,355	160,287
Income (loss) before income taxes and corporate overhead allocation	15,692	4,531	1,707	21,930	73,206	(57,570)	—	37,566	(38,160)	(594)
Corporate overhead allocation	(1,676)	(559)	(559)	(2,794)	(2,793)	5,587	—	—	—	—
Income (loss) before income taxes	14,016	3,972	1,148	19,136	70,413	(51,983)	—	37,566	(38,160)	(594)
Income tax (expense) benefit	(5,326)	(1,510)	(436)	(7,272)	(26,757)	19,754	—	(14,275)	14,501	226
Net income (loss)	$8,690	2,462	712	11,864	43,656	(32,229)	—	23,291	(23,659)	(368)

Additional information:
Net income (loss)	$8,690	2,462	712	11,864	43,656	(32,229)	—	23,291
Plus: Litigation settlement (a)	—	—	—	—	—	55,000	—	55,000
Plus: Restructure expense (b)	4,751	—	—	4,751	—	—	—	4,751
Less: Net tax effect	(1,805)	—	—	(1,805)	—	(20,900)	—	(22,705)
Net income (loss), excluding litigation settlement and restructure expense	$11,636	2,462	712	14,810	43,656	1,871	—	60,337

(a) During the third quarter of 2010, the Company recorded a $55.0 million litigation settlement charge.
(b) During 2010, the Company recorded restructuring charges associated with previously implemented restructuring plans.

	Nine months ended September 30, 2011
	Fee-Based
	Student Loan and Guaranty Servicing	Tuition Payment Processing and Campus Commerce	Enrollment Services	Total Fee- Based	Asset Generation and Management	Corporate Activity and Overhead	Eliminations	Base Net Income	Adjustments to GAAP Results	GAAP Results of Operations
Total interest income	$42	19	—	61	433,994	3,578	(2,132)	435,501	—	435,501
Interest expense	—	—	—	—	158,034	8,325	(2,132)	164,227	—	164,227
Net interest income (loss)	42	19	—	61	275,960	(4,747)	—	271,274	—	271,274
Less provision for loan losses	—	—	—	—	14,250	—	—	14,250	—	14,250
Net interest income (loss) after provision for loan losses	42	19	—	61	261,710	(4,747)	—	257,024	—	257,024
Other income (expense):
Loan and guaranty servicing revenue	110,952	—	—	110,952	—	—	—	110,952	—	110,952
Intersegment servicing revenue	51,272	—	—	51,272	—	—	(51,272)	—	—	—
Tuition payment processing and campus commerce revenue	—	50,904	—	50,904	—	—	—	50,904	—	50,904
Enrollment services revenue	—	—	101,688	101,688	—	—	—	101,688	—	101,688
Software services revenue	13,745	—	—	13,745	—	—	—	13,745	—	13,745
Other income	—	—	—	—	11,827	5,422	—	17,249	—	17,249
Gain on sale of loans and debt repurchases	—	—	—	—	1,400	6,907	—	8,307	—	8,307
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	(29,585)	(29,585)
Derivative settlements, net	—	—	—	—	(6,805)	(612)	—	(7,417)	—	(7,417)
Total other income (expense)	175,969	50,904	101,688	328,561	6,422	11,717	(51,272)	295,428	(29,585)	265,843
Operating expenses:
Salaries and benefits	75,454	21,995	18,672	116,121	2,181	12,623	—	130,925	—	130,925
Cost to provide enrollment services	—	—	68,804	68,804	—	—	—	68,804	—	68,804
Depreciation and amortization	4,647	967	2,377	7,991	—	1,046	—	9,037	12,425	21,462
Restructure expense	—	—	—	—	—	—	—	—	—	—
Other	43,604	7,263	6,889	57,756	9,988	16,032	—	83,776	—	83,776
Intersegment expenses, net	3,720	3,377	2,560	9,657	52,059	(10,444)	(51,272)	—	—	—
Total operating expenses	127,425	33,602	99,302	260,329	64,228	19,257	(51,272)	292,542	12,425	304,967
Income (loss) before income taxes and corporate overhead allocation	48,586	17,321	2,386	68,293	203,904	(12,287)	—	259,910	(42,010)	217,900
Corporate overhead allocation	(2,949)	(983)	(983)	(4,915)	(4,914)	9,829	—	—	—	—
Income (loss) before income taxes	45,637	16,338	1,403	63,378	198,990	(2,458)	—	259,910	(42,010)	217,900
Income tax (expense) benefit	(17,340)	(6,208)	(533)	(24,081)	(75,616)	5,289	—	(94,408)	15,964	(78,444)
Net income (loss)	$28,297	10,130	870	39,297	123,374	2,831	—	165,502	(26,046)	139,456

	Nine months ended September 30, 2010
	Fee-Based
	Student Loan and Guaranty Servicing	Tuition Payment Processing and Campus Commerce	Enrollment Services	Total Fee-Based	Asset Generation and Management	Corporate Activity and Overhead	Eliminations	Base Net Income	Adjustments to GAAP Results	GAAP Results of Operations
Total interest income	$43	24	—	67	450,715	5,439	(3,140)	453,081	—	453,081
Interest expense	—	—	—	—	164,063	17,422	(3,140)	178,345	—	178,345
Net interest income (loss)	43	24	—	67	286,652	(11,983)	—	274,736	—	274,736
Less provision for loan losses	—	—	—	—	16,700	—	—	16,700	—	16,700
Net interest income (loss) after provision for loan losses	43	24	—	67	269,952	(11,983)	—	258,036	—	258,036
Other income (expense):
Loan and guaranty servicing revenue	106,764	—	—	106,764	—	(254)	—	106,510	—	106,510
Intersegment servicing revenue	63,571	—	—	63,571	—	—	(63,571)	—	—	—
Tuition payment processing and campus commerce revenue	—	44,704	—	44,704	—	—	—	44,704	—	44,704
Enrollment services revenue	—	—	105,113	105,113	—	—	—	105,113	—	105,113
Software services revenue	14,467	—	—	14,467	—	—	—	14,467	—	14,467
Other income	519	—	—	519	14,114	10,555	—	25,188	—	25,188
Gain on sale of loans and debt repurchases	—	—	—	—	23,899	4,922	—	28,821	—	28,821
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	(35,931)	(35,931)
Derivative settlements, net	—	—	—	—	(7,931)	(455)	—	(8,386)	—	(8,386)
Total other income (expense)	185,321	44,704	105,113	335,138	30,082	14,768	(63,571)	316,417	(35,931)	280,486
Operating expenses:
Salaries and benefits	69,591	19,864	18,660	108,115	3,698	12,540	(1,662)	122,691	—	122,691
Litigation settlement	—	—	—	—	—	55,000	—	55,000	—	55,000
Cost to provide enrollment services	—	—	69,845	69,845	—	—	—	69,845	—	69,845
Depreciation and amortization	3,538	1,002	5,744	10,284	3	1,146	—	11,433	18,103	29,536
Restructure expense	6,040	—	—	6,040	—	(20)	—	6,020	—	6,020
Other	45,638	6,433	7,563	59,634	10,147	19,339	—	89,120	—	89,120
Intersegment expenses, net	4,158	2,626	1,775	8,559	63,011	(9,661)	(61,909)	—	—	—
Total operating expenses	128,965	29,925	103,587	262,477	76,859	78,344	(63,571)	354,109	18,103	372,212
Income (loss) before income taxes and corporate overhead allocation	56,399	14,803	1,526	72,728	223,175	(75,559)	—	220,344	(54,034)	166,310
Corporate overhead allocation	(4,349)	(1,450)	(1,450)	(7,249)	(7,247)	14,496	—	—	—	—
Income (loss) before income taxes	52,050	13,353	76	65,479	215,928	(61,063)	—	220,344	(54,034)	166,310
Income tax (expense) benefit	(19,779)	(5,076)	(28)	(24,883)	(82,053)	24,040	—	(82,896)	20,533	(62,363)
Net income (loss)	$32,271	8,277	48	40,596	133,875	(37,023)	—	137,448	(33,501)	103,947

Additional information:
Net income (loss)	$32,271	8,277	48	40,596	133,875	(37,023)	—	137,448
Plus: Litigation settlement (a)	—	—	—	—	—	55,000	—	55,000
Plus: Restructure expense (b)	6,040	—	—	6,040	—	(20)	—	6,020
Less: Net tax effect	(2,295)	—	—	(2,295)	—	(20,892)	—	(23,187)
Net income (loss), excluding litigation settlement and restructure expense	$36,016	8,277	48	44,341	133,875	(2,935)	—	175,281

(a) During the third quarter of 2010, the Company recorded a $55.0 million litigation settlement charge.
(b) During 2010, the Company recorded restructuring charges associated with previously implemented restructuring plans.

The adjustments required to reconcile from the Company's “base net income” measure to its GAAP results of operations relate to differing treatments for derivatives, foreign currency transaction adjustments, and amortization of intangible assets. These items are excluded from management's evaluation of the Company's operating results. The following tables reflect adjustments associated with these areas by operating segment and Corporate Activity and Overhead:

	Student Loan and Guaranty Servicing	Tuition Payment Processing and Campus Commerce	Enrollment Services	Asset Generation and Management	Corporate Activity and Overhead	Total

	Three months ended September 30, 2011
Derivative market value and foreign currency adjustments	$—	—	—	(6,677)	20,565	13,888
Amortization of intangible assets	2,099	1,513	878	—	—	4,490
Net tax effect (a)	(798)	(575)	(334)	2,537	(7,814)	(6,984)
Total adjustments to GAAP	$1,301	938	544	(4,140)	12,751	11,394

	Three months ended June 30, 2011
Derivative market value and foreign currency adjustments	$—	—	—	12,531	4,282	16,813
Amortization of intangible assets	2,100	981	878	—	—	3,959
Net tax effect (a)	(798)	(373)	(334)	(4,762)	(1,626)	(7,893)
Total adjustments to GAAP	$1,302	608	544	7,769	2,656	12,879

	Three months ended September 30, 2010
Derivative market value and foreign currency adjustments	$—	—	—	24,966	7,839	32,805
Amortization of intangible assets	2,112	1,120	2,123	—	—	5,355
Net tax effect (a)	(803)	(426)	(807)	(9,487)	(2,978)	(14,501)
Total adjustments to GAAP	$1,309	694	1,316	15,479	4,861	23,659

	Nine months ended September 30, 2011
Derivative market value and foreign currency adjustments	$—	—	—	6,443	23,142	29,585
Amortization of intangible assets	6,299	3,492	2,634	—	—	12,425
Net tax effect (a)	(2,394)	(1,327)	(1,001)	(2,448)	(8,794)	(15,964)
Total adjustments to GAAP	$3,905	2,165	1,633	3,995	14,348	26,046

	Nine months ended September 30, 2010
Derivative market value and foreign currency adjustments	$—	—	—	20,955	14,976	35,931
Amortization of intangible assets	6,462	4,636	7,005	—	—	18,103
Net tax effect (a)	(2,456)	(1,763)	(2,665)	(7,963)	(5,686)	(20,533)
Total adjustments to GAAP	$4,006	2,873	4,340	12,992	9,290	33,501
(a) Income taxes are based on 38% for the individual operating segments.

Net interest income after provision for loan losses (net of settlements on derivatives)

The following table summarizes the components of “net interest income after provision for loan losses,” net of “derivative settlements, net” included in the attached condensed consolidated statements of income.

	Three months ended			Nine months ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Variable student loan interest margin, net of settlements on derivatives	$58,320	53,997	59,416	164,847	179,750
Fixed rate floor income, net of settlements on derivatives	40,598	32,801	34,223	105,081	100,548
Investment interest	672	856	1,169	2,254	3,474
Corporate debt interest expense	(2,572)	(2,440)	(5,181)	(8,325)	(17,422)
Provision for loan losses	(5,250)	(5,250)	(5,500)	(14,250)	(16,700)
Net interest income after provision for loan losses (net of settlements on derivatives)	$91,768	79.964	84,127	249,607	249,650

Student Loan Servicing Volumes (dollars in millions)

Company Owned	$23,139	$24,378	$26,351	$26,183	$23,727	$23,249	$22,757	$22,503
% of Total	61.6%	56.7%	55.3%	47.0%	38.6%	34.2%	33.0%	30.2%
Number of borrowers:
Government Servicing:	441,913	1,055,896	1,530,308	2,510,630	2,804,502	2,814,142	2,666,183	2,966,706
FFELP servicing:	2,311,558	2,327,016	2,329,150	2,227,288	1,912,748	1,870,538	1,837,272	1,812,582
Total:	2,753,471	3,382,912	3,859,458	4,737,918	4,717,250	4,684,680	4,503,455	4,779,288

Derivative Market Value and Foreign Currency Adjustments

The following table summarizes the components of “derivative market value and foreign currency adjustments” included in the attached condensed consolidated statements of income.

	Three months ended			Nine months ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Change in fair value of derivatives - income (expense)	$(87,341)	2,207	73,663	(18,683)	(94,539)
Foreign currency transaction adjustment - income (expense)	73,453	(19,020)	(106,468)	(10,902)	58,608
Derivative market value and foreign currency adjustments - income (expense)	$(13,888)	(16,813)	(32,805)	(29,585)	(35,931)

Derivative Settlements, net

The following table summarizes the components of "derivative settlements, net" included in the attached condensed consolidated statements of income.

	Three months ended			Nine months ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Settlements:
1:3 basis swaps	$321	373	893	902	974
T-Bill/LIBOR basis swaps	(69)	(64)	—	(263)	—
Interest rate swaps - floor income hedges	(3,482)	(6,345)	(4,040)	(16,045)	(12,183)
Interest rate swaps - hybrid debt hedges	(250)	(248)	(242)	(744)	(242)
Cross-currency interest rate swaps	3,745	2,770	1,025	8,625	3,243
Other	(8)	(8)	(222)	108	(178)
Total settlements - (expense) income	$257	(3,522)	(2,586)	(7,417)	(8,386)

Student Loans Receivable

The tables below outline the components of the Company’s student loan portfolio:

	As of	As of
	September 30, 2011	December 31, 2010
	Held for investment	Held for investment	Held for sale (a)
Federally insured loans:
Stafford and other	$7,573,717	7,927,525	—
Consolidation	17,081,935	15,830,174	—
Total	24,655,652	23,757,699	—
Non-federally insured loans	29,061	26,370	84,987
	24,684,713	23,784,069	84,987
Unamortized loan discount/premiums and deferred origination costs, net	2,674	207,571	—
Allowance for loan losses – federally insured loans	(35,190)	(32,908)	—
Allowance for loan losses – non-federally insured loans	(10,583)	(10,718)	—
	$24,641,614	23,948,014	84,987

Allowance for federally insured loans as a percentage of such loans	0.14%	0.14%

Allowance for non-federally insured loans as a percentage of such loans	36.42%	40.64%

(a)
On January 13, 2011, the Company sold a portfolio of non-federally insured loans for proceeds of $91.3 million (100% of par value).  The Company retained credit risk related to this portfolio and will pay cash to purchase back any loans which become 60 days delinquent.  As of December 31, 2010, the Company classified this portfolio as held-for-sale and the loans were carried at fair value.

Student Loan Spread

The following table analyzes the student loan spread on the Company’s portfolio of student loans and represents the spread on assets earned in conjunction with the liabilities and derivative instruments used to fund the assets.

	Three months ended			Nine months ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Variable student loan yield, gross	2.57%	2.57%	2.63%	2.58%	2.64%
Consolidation rebate fees	(0.73)	(0.71)	(0.64)	(0.72)	(0.68)
Premium/discount and deferred origination costs amortization/accretion (a)	(0.03)	(0.14)	(0.18)	(0.11)	(0.21)
Variable student loan yield, net	1.81	1.72	1.81	1.75	1.75
Student loan cost of funds - interest expense	(0.82)	(0.83)	(0.94)	(0.83)	(0.83)
Student loan cost of funds - bonds and notes payable discount accretion (a)	(0.11)	—	—	(0.04)	—
Student loan cost of funds - derivative settlements	0.06	0.05	0.03	0.05	0.02
Variable student loan spread	0.94	0.94	0.90	0.93	0.94
Fixed rate floor income, net of settlements on derivatives	0.65	0.57	0.51	0.59	0.53
Core student loan spread	1.59%	1.51%	1.41%	1.52%	1.47%

Average balance of student loans	$24,794,416	23,298,870	26,548,957	23,891,512	25,520,327

Average balance of debt outstanding	24,979,332	23,510,072	26,636,184	24,118,465	25,661,594

(a)
On July 8, 2011, the Company purchased the residual interest in $1.9 billion of consolidation loans and recorded the loans and related debt at fair value resulting in the recognition of a significant student loan discount and bonds and notes payable discount. These discounts are being accreted using the effective interest method over the lives of the underlying assets/liabilities.

Fixed Rate Floor Income
The following table shows the Company’s student loan assets that are earning fixed rate floor income as of September 30, 2011:

	Borrower/	Estimated	Balance of
Fixed	lender	variable	assets earning fixed-rate
interest	weighted	conversion	floor income as of
rate range	average yield	rate (a)	September 30, 2011
< 3.0%	2.88%	0.24%	$1,748,492
3.0 - 3.49%	3.20%	0.56%	2,031,640
3.5 - 3.99%	3.65%	1.01%	1,993,143
4.0 - 4.49%	4.20%	1.56%	1,527,216
4.5 - 4.99%	4.72%	2.08%	866,947
5.0 - 5.49%	5.24%	2.60%	578,132
5.5 - 5.99%	5.67%	3.03%	351,143
6.0 - 6.49%	6.18%	3.54%	410,195
6.5 - 6.99%	6.70%	4.06%	365,508
7.0 - 7.49%	7.17%	4.53%	143,939
7.5 - 7.99%	7.70%	5.06%	241,515
8.0 - 8.99%	8.17%	5.53%	546,593
> 9.0%	9.04%	6.40%	258,840
			$11,063,303

(a)
The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to a variable rate.  As of September 30, 2011, the short-term interest rate was 20 basis points.

The following table summarizes the outstanding derivative instruments as of September 30, 2011 used by the Company to hedge loans earning fixed rate floor income.

	Notional	Weighted average fixed rate paid by the Company (a)
Maturity	amount
2013	$2,150,000	0.85%
2014	750,000	0.85
2015	100,000	2.26
2020	50,000	3.23
	$3,050,000	0.87%

(a)	For all interest rate derivatives, the Company receives discrete three-month LIBOR.